                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K
               Current Report Pursuant to Section 13 or 15(d) of
                          The Securities Act of 1934

      Date of Report (Date of earliest event reported): October 26, 2000

                       HOME PROPERTIES OF NEW YORK, INC.
            -------------------------------------------------------
            (Exact name of registrant as specified in its charter)

         Maryland              1-13136      16-1455126
     ----------------      ------------    -------------
          (State or other jurisdiction (Commission      (IRS Employer
          of incorporation)      File No.)       Identification No.)


                  850 Clinton Square, Rochester, New York    14604
              (Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code:  (716)546-4900


                                Not Applicable
      ------------------------------------------------------------------
        (Former name or former address, if changed since last report.)

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Item 7. FINANCIAL STATEMENTS AND EXHIBITS

       c.    Exhibits


            Exhibit 99.1 Press Release

     Exhibit 99.2 Supplemental Information

Item 9.  Regulation FD

       On October 26, 2000, the Registrant issued a press release announcing its results for the third quarter of 2000. The related press release is attached hereto as Exhibit 99.1.

     Attached as Exhibit 99.2 is information supplemental to the financial information contained in the October 26, 2000 press release.

     On October 26, 2000, the Registrant held its third quarter 2000 investor conference call. The following is the script from that conference call:


             THIRD QUARTER, 2000 EARNINGS RELEASE
                  CONFERENCE CALL TRANSCRIPT
                 OCTOBER 26, 2000, 11:00 AM ET


     (DAVID)

     Good morning. Thank you for participating in our Third Quarter earnings release conference call. Here with me are Norman Leenhouts, Chairman and Co-Chief Executive Officer, and Amy Tait, Executive Vice President.

     Before we begin, I would like to remind you that some of our discussions this morning will involve forward-looking statements. Please refer to the safe-harbor language included in our press release, which describes certain risk factors that may impact our future results. Also, please be aware that this call is being recorded and members of the press may be participating.

     I will assume that all of you have already seen our earnings press release, which was issued early this morning. We also have made available several pages of supplemental schedules. If you didn't receive this information and would like to get on our fax list, give us a call. The press release and supplemental schedules are also available today on our web site at www.homeproperties.com.

     Well, we had another great quarter. Our total FFO increased 31%, while per-share results were up 5.5%, at 77 CENTS on a diluted basis. These results slightly exceeded analysts' consensus estimates for the quarter by one penny.

     During the quarter, we achieved 6.0% growth in core property rental revenues, consisting of a combination of rental rate increases, which averaged a record-tying 5.6%, plus occupancy gains of .3%.

     Other property income at our core communities increased by a record-breaking 30% this quarter, reflecting our ongoing successful efforts to increase ancillary income. Most of these additional revenues have come from a broad mix of fees and charges, including laundry, cable, and net furniture rentals from corporate apartments.

     Expenses at our core properties increased by 3.8% this quarter. A breakdown of these expenses is included in our supplemental schedules. The major areas of increase occurred in personnel expense, advertising, real estate taxes, utilities, and office & telephone. These expense increases were offset in part by savings in repairs and maintenance.

     The increased personnel costs reflect a higher percentage of property-level compensation tied to growth in rental revenue and NOI. With our continued exceptional results for core properties, site personnel have enjoyed a well-deserved increase in payouts under the incentive bonus component of their compensation package.

     The increase in the gas utility line item is not a significant dollar amount, but the percentage increase of 23% is an early indicator of things to come. I will discuss our exposure to rising heating costs later in this call.

     Some of the recent technological initiatives we have rolled out at our sites have required increased expenditures affecting the office & telephone line item. A part of this negative variance is merely a timing difference. The true increase has resulted from things like additional phone lines, as well as rolling out Safe Rent, an Internet-based applicant screening service. As discussed during this conference call last quarter, Safe Rent has made the screening process much more efficient but does carry a higher direct fee, which offsets the indirect costs we used to incur under the more labor intensive manual process we used previously.

     The savings from repairs and maintenance expenses represent a timing difference as to when planned maintenance projects will be made this year versus any indication of a trend. This positive variance, for the most part, offsets a negative variance experienced during the first six months of the year. The year-to-date negative variance of 1.9% is more reflective of an expected run rate for this line item.

     Our net operating income growth is running at 8.8% for the quarter and 8.2% year-to-date, well ahead of our expectations of 6% at the beginning of the year. As we have explained before, some of this growth reflects a return on incremental investments in our communities above and beyond normal capital replacements. After charging ourselves a 10% cost of capital on these additional expenditures, the ADJUSTED NOI growth that has fallen to the bottom line so far is a little north of 4%.

     All of the property results discussed so far have pertained to the 23,530 apartment units owned since the beginning of 1999. We continue to have exciting news concerning the over 13,000 units in communities recently acquired. These acquisitions continue to surpass our expectations, generating average returns of 10.5% for the first nine months of 2000.

     Occupancy levels throughout our portfolio remain quite healthy, averaging 96.0% as a result of a strong summer leasing season. On a same-property comparison, I am happy to say that we currently are 0.7% ahead on occupancies and have about 0.8% fewer apartments available to rent today than we did a year ago. This is true even though we are aggressively pushing rents as we implement our repositioning strategies -
- evidenced by the record tying rental-rate growth of 5.6% that we have now achieved two quarters in a row.

     "Other corporate income" of $305,000 during the third quarter reflects the net results from our management and development activities. Detailed information on the breakdown of this income is included in your supplemental packets. This is a somewhat lumpy line item that continues to fluctuate from quarter to quarter. However, for the quarter, development fee revenues were down 6%; and management fee revenues were up 5% compared to last year. Year-to-date, the net contribution from this line item is a negative variance compared to last year of over $1.8 million. We have explained previously our more conservative approach this year concerning development fee revenue recognition, in addition to higher carrying costs for recently-acquired land and increased G & A costs.

     With a stock price of $29.88 per share at the end of the quarter, leverage was 37% on our total capitalization of $2.1 billion. Ninety-nine percent of our debt was at fixed interest rates, with weighted average maturities of about eleven years and average interest rates of 7.4%. Our $100 million unsecured revolving credit facility was all available, in addition to having $47 million of cash on hand. Our interest coverage ratio was 3.4 times for the quarter; and our fixed charge ratio, which includes preferred dividends, averaged 2.6 times. I have just seen a posting on an Internet message board which indicated a much lower fixed charge coverage ratio, which, I believe, has been calculated in error. I think our ratios are at very comfortable levels.

     As anticipated, our leverage, which remained pretty constant at 37% during the quarter, was below our target of 40%. In addition, we started AND ended the quarter with over $40 million of cash on hand. Both of these factors contributed to expected short-term dilution to FFO for the quarter of $.01 per share. We expect activity from acquisitions in the fourth quarter will utilize our cash on hand and bring leverage back towards 40% by year-end.

     With Regulation FD now in place, our press release was expanded to include a discussion on earnings guidance. As mentioned in our press release, two factors are contributing to our expectation that we will fall slightly short of First Call consensus estimates for the fourth quarter and 2001. They are rising utility costs and the sale of our affordable housing development activity.

     The rising cost of natural gas has been highly publicized. Market traditions in the Northeast have led to Home Properties including heat in the monthly rent at approximately 70% of our units. This makes sense, since we are able to purchase gas in bulk at a much lower cost than individual consumers. This leaves us open, however, to temporary short-term exposure during periods of rising natural gas rates.

     Our natural gas exposure is not completely subject to the volatility seen in the natural gas commodity markets. During the 1999 winter heating season, approximately 50% of our heating expense represented delivery and overhead charges. This component of the pricing has been very stable the last couple of years. The remaining half of our gas expenditure is the actual cost of the commodity itself. Based on current NYMEX future prices, the commodity cost has increased about 80%. With no other protections in place, it would appear that our expense would be up 40% when you work through the math.

     We have reduced this exposure by establishing contracts through new providers, rather than just using the local utilities. Many properties are master metered, or are being converted to master meters, which reduces costs versus using individual meters for each unit. In the process of upgrading our apartment communities, we have also implemented many energy-saving improvements. Based on an analysis using a grid spreadsheet, taking into account each individual utility provider, contracts in place, renewal dates, and NYMEX future prices predicted for the heating season, we feel it would be prudent to increase our budgets for utility costs, which will reduce FFO estimates by 2 cents for the fourth quarter of 2000, and 6 cents for 2001, which will show up largely in the first quarter of next year. Our expectation is that full year 2001 natural gas expense will exceed 2000 by 23%.

     We do believe that if higher utility costs persist, we will be able to pass this cost on to residents in the form of further rent increases as leases are renewed. We have an educated customer, who is aware of the publicity surrounding this issue, making it easier to support a larger than normal rent increase. As most of our residents have a one-year lease term, there is a lag effect before we can pass on these higher increases. This will not help us much in the short-term - thus the suggested dilution.

     Finally, we are pleased with the plan of action we now have for our affordable housing operations. We have an agreement in principle to sell our affordable housing development operation, including a development pipeline in excess of 30 properties, to a management team led by employee-director Richard Crossed at an amount which approximates book value. Existing general partnership interests and management contracts on 8,225 apartment units in 161 existing or soon-to-be completed affordable communities will be retained by Home Properties.

     As we have just reached this agreement within the last couple days, with the need to document with a contract, we are not in a position to discuss details of the arrangement. We will issue a separate press release later this quarter. We do anticipate a smaller yield on reinvesting proceeds than originally contemplated, as well as some timing delays. While there are many benefits, as previously discussed, to exiting this business, there will be some short-term dilution estimated to be an additional 2 cents per share in 2001.

     Also in response to Reg FD, we thought it would be appropriate to begin publishing our internal model estimating the net asset value of the Company. This calculation is included as one of the supplemental schedules which accompany our press release, and will be updated on a quarterly basis.

     As this is the first time we have published this calculation, I wanted to take a few moments to walk through our assumptions and methodology. We first look at our current quarterly property net operating income and make adjustments for any acquisitions or dispositions during the quarter to arrive at a "run-rate." With our Northeast locations and the impact of winter on our operating results, a seasonality factor must be taken into account when annualizing NOI.

     Two additional adjustments are made before "capitalizing" the results. A growth factor of 4% is applied, as we have used a cap rate that reflects a "look forward" over the next twelve months. Even though we have been achieving growth well in excess of 4% - this level seems appropriate in estimating our ADJUSTED net operating income growth, as well as being what we feel is a conservative estimate. In addition, we deduct a management fee equal to 3% of gross revenues. The value of our real estate is determined by capitalizing this adjusted NOI at 9.5%. Finally, certain adjustments are made for other balance sheet items to arrive at our current Net Asset Value which we estimate to be above $31 per share.

     Now, I will turn the discussion over to Amy to discuss capital markets highlights.

(AMY)

     Thank you, David.

     From a capital markets perspective, the month of October has been very frustrating for us. Our stock price is down over $4 (or nearly 15%) over the past four weeks. I will attempt to outline, first of all, what we believe contributed to this decline; how this decline has or has not affected us; and finally, what we are doing in response to this decline.

     The first trading day of the month opened with devastating news from Post Properties regarding the status of their development pipeline and future earnings outlook. Although Post operates in markets that are substantially different from ours and focuses on a product type which is also different, their announcement triggered a negative sentiment for the NAREIT conference that kicked off that same day in Washington, D.C.

     As we met with analysts during the conference, there were three issues that were raised repeatedly. The biggest concern seemed to be the impact of rising fuel prices on our future earnings outlook. Thanks to the new SEC regulations relating to fair disclosure, we did not feel that it was appropriate to give specific guidance to analysts until our energy consultants were able to complete their study and we were prepared to share the results of that study with the entire investment community as a part of this quarterly earnings release and conference call. I believe that we have now addressed that issue thoroughly.

     The uncertainty over the future of our affordable housing operations has also provided a distraction for both our employees and investors so far this year. As David outlined, we now have a plan of action, which we believe will be completed by the end of the year. The projected FFO impact is minimal, compared to the stability and focus that it will return to our organization.

     The third issue of succession planning has been raised as a result of my announced semi-retirement. I can assure you that a smooth transition of leadership over the coming years at Home Properties is of the utmost importance to our entire family and to the board of directors. Our Chairman will comment further on this in a few moments.

     Independent of these issues, one of our largest institutional shareholders was forced to liquidate some REIT holdings this month to meet fund redemptions. While we are not privy to exactly how many shares were sold or by whom, we have had approximately 1.3 million shares traded in large blocks this month, which is highly unusual for us. We recognize that this volume of selling just before earnings can spook prospective buyers. We both thank and congratulate those who were ready to jump in and benefit from this tremendous buying opportunity.

     Unfortunately, since this downward pricing pressure occurred after the end of our third quarter but before our earnings release, we were placed in an awkward position. We could not actively approach investors or give them assurances. Also, our policy regarding share repurchases prevents us from buying shares in the open market during this blackout period.

     The good news, is that we did not plan to raise any equity or price any OP units for UPREIT transactions during this period anyway. So, this did not adversely affect our cost of capital for any pending transactions. As David mentioned earlier, our balance sheet is strong, with ample capital resources to fund our anticipated acquisition pipeline, and then some. Therein lies the opportunity.

     This week, our board of directors unanimously voted to expand management's authorization to repurchase Home Properties common shares. Some of you may recall that we were among the first REITs to implement a share buyback program as early as May of 1997. Unfortunately, this was such a unique concept to our industry at that time, that upon the announcement, trading in our stock was halted on the New York Stock Exchange. Our share price then went up before we had a chance to actually repurchase many shares. Later, it seemed that every time we became anxious to repurchase shares, we were in the position of possessing material inside information or were in the process of valuing OP units for some acquisition. These situations resulted in legal constraints, which meant that we were unable to utilize the program to any great extent.

     Of the original one million shares authorized for repurchase, approximately 795,000 shares remain available. Once we are able to get back in the market buying, we may again encounter some of these same challenges in executing our repurchase program. However, if we do have the opportunity to repurchase a substantial number of our shares at a reasonable discount to our net asset value, our board did not want us to be constrained by the amount of remaining shares that they authorized back when we were a much smaller company. So, we now have the authorization and the financial capacity to buy back up to 1,795,000 shares, which represents approximately 8.5% of our common shares currently outstanding. This leaves us with mixed emotions as to whether we want our stock price to remain low or recover. Either way, we will look to add value for our long-term shareholders.

     NOW, I WILL TURN THE DISCUSSION OVER TO OUR CHAIRMAN.

(NORMAN)

     THANK YOU, AMY.  GOOD MORNING EVERYONE!

     This is our first conference call since Amy announced in late August her modified role at Home Properties. To recap, Amy will wrap up her day-to-day responsibilities as a full-time employee by the middle of February. Starting in February, she has been engaged as a consultant for one additional year and will remain as a non-employee Director.

     This was a very difficult personal decision for Amy, strongly influenced by her desire to spend more quality time with her husband and young children (my grandchildren!) The majority of her net worth continues to be invested in Home Properties.

     Amy's decision has led to numerous inquiries as to succession planning, as Amy had been seen as the logical choice for CEO after Nelson and I slow down.

     Amy had already started to spread her day-to-day duties to others - mainly David - in anticipation of taking on higher responsibilities. David, who has delegated many of his day-to-day activities to our treasurer and others, has well established relationships with sell-side and buy-side analysts, so they shouldn't miss a beat with Amy's departure. We will need to work hard, however, to maintain the longstanding relationships and credibility that Amy has cultivated with investors over these past six years.

     While Amy's importance in the management of this company had increased to the point that she had become like a partner to my brother and I, I want to stress that we will have a complete and strong team in place to execute our growth and business strategy when Amy leaves. We also want to assure you all that neither of us plans to hold out as long as Milton Cooper.

     Nelson and I are having the time of our lives, and plan to remain fully active for three more years. We are, however, already starting to groom candidates for the COO and CEO positions, and we plan to strengthen our management team and list of candidates with at least one new hire.
We are now interviewing a number of strong outside candidates who have contacted us as a result of Amy's announcement. We take the issue of succession planning very seriously. Our board and management team will continue to focus on this important issue over the coming months.

     Earlier this week, we announced a dividend increase of 7.5%, effective with our dividend to be paid a few weeks from now. We plan to remain aggressive in implementing dividend increases, despite the limited access our industry has to raise equity. We are comfortable with our payout ratio in the low 70% range, which provides an ample cushion for replacement reserves, property upgrades and contingencies. We are particularly confident in the sustainability and growth of our dividends, since our leverage is low, our debt is almost entirely at fixed rates of interest (with very little maturing over the next few years), and our markets are not prone to over-building. Maintaining a healthy dividend yield also provides us with a competitive advantage when negotiating acquisitions which utilize operating partnership units as part of the consideration.

     It is not necessary for us to retain substantial levels of current cash flow to fund external growth, as we are willing to adhere to the discipline of the capital markets in order to justify new investments.
We expect additional acquisitions of about $100 million before year-end using available resources, which will result in a total for the year of about $320 million. Next year's pace will be dependent upon our cost of capital, which, of course, will be heavily influenced by our stock price. While we are optimistic that our stock price will recover, if it stays low, we will consider selling assets with lower growth potential to help fund the repurchase of stock and the acquisition of properties.

     Today we announced that we have reached a preliminary agreement to sell our affordable development operations. We would have preferred to wait until a contract was final before announcing this transaction, however, we felt that it was important to begin communicating with our employees as soon as possible. David was also anxious to share our preliminary estimate regarding this transaction's impact on funds from operations, before analysts make their quarterly revisions to their earnings model.

     Since announcing last March that we would be pursuing strategic alternatives for our affordable housing operations, we and our investment bankers at Mercury Partners have met with many prospective investors and purchasers. In the end, we concluded that the group most capable of understanding and properly valuing our development pipeline, was the management team that has worked to create this portfolio of development opportunities. They also have the passion and the vision to see each project through to its completion.

     This solution offers our shareholders the best of both worlds. It will allow us to separate ourselves from the complex and volatile affordable housing development business, while allowing us to keep the stable income stream from managing 161 completed affordable housing communities which we control as the general partner.

     We are also pleased to have the prolonged process of selling the affordable housing development business behind us with an outcome that is beneficial to our employees and shareholders. When this transaction closes, our business will be easier to explain and manage, and we will be more focused.

     With that, I'd like to open up the phone lines for questions.

(AFTER Q&A, NORMAN CONTINUES.)

     I will close by again reviewing a list of accomplishments during the quarter:

   * We achieved same-store NOI growth of 8.8%!

   * The $690 million of investments made in acquisitions since
     January, 1999 outperformed expectations, with unleveraged yields averaging 10.5% during the first nine months of 2000.

   * We are well positioned to fund our substantial pipeline of acquisitions as well as share repurchases. Leverage is only 37%, our $100 million line of credit is available with nothing outstanding at the end of the quarter, and we have cash reserves in excess of $45 million.

   * Altogether, our accomplishments resulted in per share FFO growth of 5.5%, after reflecting a reduced contribution from our affordable development activities and short-term dilution from deleveraging.

(DAVID)

     We'd like to thank you all for your continued interest and investment in Home Properties. Have a great day!

                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  October 26, 2000         HOME PROPERTIES OF NEW YORK, INC.
                                 (Registrant)


                                  By:
                                      --------------------------
                                      David P. Gardner,
                                      Senior Vice President